Calculation of Filing Fee Tables

S-8
(Form Type)

Prenetics Global Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value US$0.0015 per share	487,601 (2)	5.24 (3)	$2,555,029.24	$153.10 per $1,000,000	$391.17

Total Offering Amounts				$2,555,029.24		$391.17
Total Fees Previously Paid				N/A		N/A
Total Fee Offsets				N/A		N/A
Net Fee Due						$391.17

(1)
Represents Class A ordinary shares, par value US$0.0015 per share, of Prenetics Global Limited (the “Class A Ordinary Shares”) underlying awards reserved for future grants under the 2022 Share Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional securities which may be offered and issued to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transactions as provided in the Plan.

(2)
Represents 487,601 Class A Ordinary Shares that have been added to the award pool under the Plan, effective from January 1, 2025, pursuant to the evergreen provisions, which were not previously registered under the Prior Registration Statement.

(3)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to $5.24, the average of the high and low prices of the Class A Ordinary Shares as reported on the Nasdaq Stock Market on May 6, 2024.